Exhibit 99.4
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following commentary should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004.
We are a global specialty materials company that brings technology and innovation to the market to enhance the performance of end-use consumer products made by our customers. Our products are sold primarily for use in the building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food markets. Our Salt business has one of the most recognizable brand names in the world. We operate six reportable segments: Specialty Materials Group (Paint and Coatings Materials, Packaging and Building Materials and Primary Materials), Electronic Materials Group, Performance Materials Group, and Salt.
2006 – A Year in Review
2006 represents another excellent year of performance for the company, resulting in record sales and earnings. The results reflect the company’s ability to operate in a dynamic world through superior execution of its business strategies. Significant items affecting the results of 2006 operations include:
•	The continued growth in our core businesses of Electronic Materials Group and Paint and Coatings Materials;

•	The acceleration of growth in the emerging markets of China, India, Central and Eastern Europe, Turkey and Latin America;

•	The investment in new facilities to expand our global research, technical service and manufacturing footprint;

•	The balanced deployment of cash for investment in growth initiatives, double-digit dividend increase, stock repurchases and voluntary pension contributions; and,

•	The implementation of a strategic plan that will accelerate profitable growth and provide greater shareholder value over the next several years.
In 2006, we reported sales of $8,230 million, a 4% increase over 2005, with reported earnings from continuing operations in 2006 of $755 million, or $3.41 per share, as compared to 2005 earnings from continuing operations of $616 million or $2.75 per share, reflecting the impact of higher demand, higher pricing, and tighter cost controls.
Critical Accounting Estimates
Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of revenues and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Management considers an accounting estimate to be critical to the preparation of our financial statements when:
•	the estimate is complex in nature or requires a high degree of judgment, and

•	the use of different estimates and assumptions could have a material impact on the Consolidated Financial Statements.
Management has discussed the development and selection of our critical accounting estimates and related disclosures with the Audit Committee of our Board of Directors. Those estimates critical to the preparation of our Consolidated Financial Statements are listed below.
➢ Litigation and Environmental Reserves
We are involved in litigation in the ordinary course of business involving employee, personal injury, property damage and environmental matters. Additionally, we are involved in environmental remediation and spend significant amounts for both company-owned and third-party locations. In accordance with GAAP, we are required to assess these matters to: 1) determine if a liability is probable; and 2) record such a liability when the financial exposure can be reasonably estimated. The determination and estimation of these liabilities are critical to the preparation of our financial statements.

In reviewing such matters, we consider a broad range of information, including the claims, demands, settlement offers received from governmental authorities or private parties, estimates performed by independent third parties, identification of other responsible parties and an assessment of their ability to contribute as well as our prior experience, to determine if a liability is probable and if the value is estimable. If both of these conditions are met, we record a liability. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, and disclose any material, reasonably possible, additional losses. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose any material potential liability.
Our most significant reserves are those that have been established for remediation and restoration costs associated with environmental issues. As of December 31, 2006, we have $141 million reserved for environmental-related costs. We conduct studies and site surveys to determine the extent of environmental contamination and necessary remediation. With the expertise of our environmental engineers and legal counsel, we determine our best estimates for remediation and restoration costs. These estimates are based on forecasts of future costs for remediation and change periodically as additional and better information becomes available. Changes to assumptions and considerations used to calculate remediation reserves could materially affect our results of operations or financial position. If we determine that the scope of remediation is broader than originally planned, discover new contamination, discover previously unknown sites or become subject to related personal injury or property damage claims, our estimates and assumptions could materially change.
We believe the current assumptions and other considerations used to estimate reserves for both our environmental and other legal liabilities are appropriate. These estimates are based in large part on information currently available and the current laws and regulations governing these matters. If additional information becomes available or there are changes to the laws or regulations or actual experience differs from the assumptions and considerations used in estimating our reserves, the resulting change could have a material impact on the results of our operations, financial position or cash flows.
➢ Income Taxes
The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns.
In the determination of our current year tax provision, we have accrued for deferred income taxes on income from foreign subsidiaries which have not been reinvested abroad permanently as upon remittance to the United States such earnings are taxable. For foreign subsidiaries where earnings are permanently reinvested outside the United States, no accrual of additional United States income taxes has been provided. In addition, we operate within multiple taxing jurisdictions and are subject to audit within these jurisdictions. We record accruals for the estimated outcomes of these audits. We adjust these accruals, if necessary, upon the completion of tax audits or changes in tax law. Since significant judgment is required to assess the future tax consequences of events that have been recognized in our financial statements or tax returns, the ultimate resolution of these events could result in adjustments to our financial statements and such adjustments could be material. Therefore, we consider such estimates to be critical to the preparation of our financial statements.
We believe that the current assumptions and other considerations used to estimate the current year accrued and deferred tax positions are appropriate. However, if the actual outcome of future tax consequences differs from our estimates and assumptions, the resulting change to the provision for income taxes could have a material impact on our results of operations, financial position or cash flows.
➢ Restructuring
When appropriate, we record charges relating to efforts to strategically reposition our manufacturing footprint and support service functions. To the extent that exact amounts are not determinable, we have established reserves for such initiatives by calculating our best estimate of employee termination costs utilizing detailed restructuring plans approved by management. Reserve calculations are based upon various factors including an employee’s length of service, contract provisions, salary level and health care benefit choices. We believe the estimates and assumptions used to calculate these restructuring provisions are appropriate, and although significant changes are not anticipated, actual costs could differ from the assumptions and considerations used in estimating reserves should changes be made in the nature or timing of our restructuring plans. The resulting change could have a material impact on our results of operations or financial position.
➢ Long-Lived Assets
Our long-lived assets include land, buildings and equipment, long-term investments, goodwill, indefinite-lived intangible assets and other intangible assets. Long-lived assets, other than investments, goodwill and indefinite-lived intangible assets, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable. Such circumstances would include a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner in which the asset is being used or in its physical condition, or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. As a result, future decisions to change our manufacturing footprint or exit certain businesses could result in material impairment charges.
When such events or changes occur, we estimate the future undiscounted cash flows expected to result from the assets’ use and, if applicable, the eventual disposition of the assets. The key variables that we must estimate include assumptions regarding sales volume, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, they are written down to fair value as appropriate.
Goodwill and indefinite-lived intangible assets are reviewed annually or more frequently if changes in circumstances indicate the carrying value may not be recoverable. To test for recoverability, we typically utilize discounted estimated future cash flows to measure fair value for each reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. These components are discussed below:
•	Estimated future cash flows

The key variables that we must estimate to determine future cash flows include assumptions for sales volume, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic or market-related factors. Significant management judgment is involved in estimating these variables, and they include inherent uncertainties since they are forecasting future events. For example, unanticipated changes in competition, customer sourcing requirements and product maturity would all have a significant impact on these estimates.

•	Discount rate

We employ a Weighted Average Cost of Capital (“WACC”) approach to determine our discount rate for goodwill recoverability testing. Our WACC calculation includes factors such as the risk free rate of return, cost of debt and expected equity premiums. The factors in this calculation are largely external to our company, and therefore are beyond our control. The average WACC utilized in our annual test of goodwill recoverability as of May 31, 2006, was 10.14%, which was based upon average business enterprise value. A 1% increase in the WACC will result in an approximate 12% decrease in the computed fair value of our reporting units. A 1% decrease in the WACC will result in an approximate 16% increase in the computed fair value of our reporting units. The following table summarizes the major factors that influenced the rate:

	2006	2005

Risk free rate of return	5.3%	4.5%
Cost of debt	7.0%	5.9%
Market risk premium	4.0%	4.0%
The increase in risk free rate of return and cost of debt is due to the overall increase in U.S. long-term interest rates between the dates of our annual impairment testing as of May 31, 2005 and 2006.
We believe the current assumptions and other considerations used in the above estimates are reasonable and appropriate. A material adverse change in the estimated future cash flows for this business or increases in the WACC rate could result in the fair value falling below the book value of its net assets. This could result in a material impairment charge.
The fair values of our long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as the volatility inherent in their external markets. In assessing potential impairment for these investments, we will consider these factors as well as the forecasted financial performance of these investment entities. If these forecasts are not met, we may have to record impairment charges.
➢ Pension and Other Employee Benefits
Certain assumptions are used to measure the plan obligations of company-sponsored defined benefit pension plans, post-retirement benefits, post-employment benefits (e.g., medical, disability) and other employee liabilities. Plan obligations and annual expense calculations are based on a number of key assumptions. These assumptions include the weighted-average discount rate at which obligations can be effectively settled, the anticipated rate of future increases in compensation levels, the expected long-term rate of return on assets, increases or trends in health care costs, and certain employee-related factors, such as turnover, retirement age and mortality.
The discount rates for our defined benefit and postretirement benefit plans are determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a zero-coupon spot yield curve derived from a universe of high-quality bonds (rated Aa or better by Moody’s Investor Services) as of the measurement date, and solving for the single equivalent discount rate that results in the same projected benefit obligation. Our calculation excludes bonds with explicit call schedules and bonds which are not frequently traded. We use independent actuaries to assist us in determining the discount rate assumption and measuring our plans’ obligations.
The expected return on plan assets is based on our estimates of long-term returns on major asset categories, such as fixed income and equity securities, and our actual allocation of pension investments among these asset classes. In determining our long-term expected rate of return, we take into account long-term historical returns, historical performance of plan assets, the expected value of active investment management, and the expected interest rate environment. We use a third-party advisor to assist us in determining our investment strategy and forming our long-term rate of return assumptions.
We believe that the current assumptions used to estimate plan obligations and annual expense are appropriate in the current economic environment. However, if economic conditions change, we may be inclined to change some of our assumptions, and the resulting change could have a material impact on the consolidated statements of operations and on the balance sheets. At each measurement date, gains and losses from actual experience differing from our assumptions and from changes in our assumptions are calculated. If this net accumulated gain or loss exceeds 10% of the greater of plan assets or liabilities, a portion of the net gain or loss is included in pension expense for the following year.

The weighted-average discount rate, the rate of compensation increase and the estimated return on plan assets used in our determination of plan obligations and pension expense are as follows:

Weighted-average assumptions
used to determine benefit
obligation for years ended
December 31,	2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	5.90%	5.09%	5.70%	4.85%
Rate of compensation increase	4.00%	3.91%	4.00%	3.91%

Weighted-average assumptions
used to determine net pension
expense for years ended
December 31,	2006		2005		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	5.70%	4.77%	5.80%	5.49%	6.25%	5.73%
Estimated return on plan assets	8.50%	6.97%	8.50%	7.37%	8.50%	7.40%
Rate of compensation increase	4.00%	3.88%	4.00%	4.14%	4.00%	4.14%
The following illustrates the annual impact on pension expense of a 100 basis point increase or decrease from the assumptions used to determine the net cost for the year ending December 31, 2006.

					Combined
	Weighted-Average Discount		Estimated Return on		Increase/(Decrease)
	Rate		Plan Assets		Pension Expense
(in millions)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

100 basis point increase	$(28)	$(10)	$(14)	$(6)	$(42)	$(16)

100 basis point decrease	30	10	14	6	44	16
The following illustrates the annual impact on postretirement benefit expense of a 100 basis point increase or decrease from the discount rate used to determine the net cost for the year ending December 31, 2006.

	Weighted-Average Discount
	Rate
(in millions)	U.S.	Non-U.S.

100 basis point increase	$1	$(1)

100 basis point decrease	(1)	1
➢ Share-Based Compensation
We account for share-based compensation in accordance with the fair value recognition provisions of SFAS No. 123R, “Share-Based Payments.” Under the fair value recognition provisions of SFAS No. 123R, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimation of the expected term of stock options, the expected volatility of our stock, expected dividends, and risk-free interest rates. If actual results differ significantly from these estimates, share-based compensation expense and our results of operations could be materially impacted.

Reportable Segments at December 31, 2006
We operate six reportable segments, as presented below. Additional information regarding the markets these segments serve can be found in Item 1. Business. Our sales and earnings by reportable operating segment and region are presented below.

Net Sales
	Paint and	Packaging			Specialty	Electronic	Performance
	Coatings	and Building	Primary	Segment	Materials	Materials	Materials
(in millions)	Materials	Materials	Materials	Eliminations	Group	Group	Group	Salt	Total

North America
2006	$1,324	$733	$456	$—	$2,513	$437	$420	$829	$4,199
2005(1)	1,224	739	484	—	2,447	371	391	925	4,134
2004(1)	1,037	658	411	—	2,106	351	402	829	3,688

Europe
2006	$355	$649	$327	$—	$1,331	$226	$473	$—	$2,030
2005(1)	332	664	322	—	1,318	206	464	—	1,988
2004(1)	308	656	250	—	1,214	220	459	—	1,893

Asia-Pacific
2006	$252	$282	$40	$—	$574	$901	$184	$—	$1,659
2005(1)	233	258	39	—	530	755	170	—	1,455
2004(1)	204	251	31	—	486	679	174	—	1,339

Latin America
2006	$119	$112	$54	$—	$285	$—	$57	$—	$342
2005(1)	99	105	58	—	262	—	46	—	308
2004(1)	81	95	47	—	223	—	43	—	266

Segment Eliminations
2006	$—	$—	$1,102	$(1,102)	$—	$—	$—	$—	$—
2005(1)	—	—	1,001	(1,001)	—	—	—	—	—
2004(1)	—	—	690	(690)	—	—	—	—	—

Total
2006	$2,050	$1,776	$1,979	$(1,102)	$4,703	$1,564	$1,134	$829	$8,230
2005(1)	1,888	1,766	1,904	(1,001)	4,557	1,332	1,071	925	7,885
2004(1)	1,630	1,660	1,429	(690)	4,029	1,250	1,078	829	7,186

(in millions)	2006	2005(1)	2004(1)

Net Earnings from Continuing Operations
Paint and Coatings Materials	$258	$250	$218
Packaging and Building Materials	136	119	106
Primary Materials	158	163	78

Specialty Materials Group	$552	$532	$402
Electronic Materials Group	243	149	136
Performance Materials Group	77	54	95
Salt	40	57	48
Corporate	(157)	(176)	(197)

Total	$755	$616	$484

Note:

(1)	The results for the years ended December 31, 2005 and 2004 have been reclassified to reflect Automotive Coatings as a discontinued operation (see Note 2 to the Consolidated Financial Statements).

Consolidated Results of Operations for the Years Ended December 31, 2004 through December 31, 2006
Net Sales and Gross Profits
In 2006, our consolidated net sales were $8,230 million, an increase of 4% or $345 million over 2005 net sales of $7,885 million. This increase was primarily driven by higher demand and selling prices across most of our businesses, partially offset by currency. The key driver for the growth in sales was the strength of our Electronics Materials business with a full-year sales increase of 17%. In addition, other parts of our portfolio also had strong full year sales results, with Paint and Coatings Materials up 9%, Performance Materials up 6%, and Primary Materials up 4%. On a full-year basis, Salt was down 10%, reflecting the effects of the lower ice-control sales in the first and fourth quarters of 2006 as compared to 2005. In 2005, our consolidated net sales were $7,885 million, an increase of 10% or $699 million over 2004 net sales of $7,186 million. This increase was primarily driven by higher selling prices with the impact of favorable foreign currencies offset by slightly lower demand.

	2006 from 2005	2005 from 2004
Sales Change	%	%

Selling price	2	9
Currency	(1)	1
Demand/Volume	3	(1)
Other	—	1

Total Change	4%	10%

Gross profit for 2006 was $2,483 million, an increase of 5% from $2,373 million in 2005, on higher sales. Gross profit margin in 2006 of 30.2% remained relatively constant with 2005 as selling price increases virtually offset the impact of higher raw material and energy costs.
Gross profit for 2005 was $2,373 million, an increase of 12% from $2,116 million in 2004, on higher sales. Gross profit margin increased in 2005 to 30.1% from 29.4% in 2004 due to higher selling prices necessary to offset higher raw material, operating and energy costs. Favorable currencies and product mix also helped margins.
In 2007, we anticipate raw material and natural gas prices to remain flat in comparison to the high and volatile levels seen in 2006. To mitigate the impact of high and volatile raw material and energy costs, we have increased selling prices, and we are exercising control over discretionary spending, and utilizing swap, option and collar contracts. For further information regarding the impact of raw materials on our businesses, please see “Raw Materials” on page 14.
Selling and Administrative Expense
In 2006, selling and administrative expenses increased $33 million or 3% to $1,041 million from $1,008 million in 2005. The increase largely reflects increased spending to support marketing and growth initiatives as well as the establishment of a European Headquarters structure in Lausanne, Switzerland, which will be opening in mid-2007. In addition, effective September 29, 2006, our vacation policy changed for certain U.S. employees. This change resulted in a $16 million decrease of which $7 million, $6 million, and $3 million related to selling and administrative expenses, costs of goods sold, and research and development expenses, respectively for the year ended December 31, 2006.
In 2005, selling and administrative expenses increased $10 million or 1% to $1,008 million from $998 million in 2004 primarily due to higher employee-related costs, including a $21 million pre-tax adjustment to stock-based compensation for retirement eligible employees where our plans provide for immediate vesting upon retirement, increased pension expense, normal salary increases and incentive compensation, and increasing health care costs. These increases were partially offset by the favorable impact of recent cost savings initiatives as well as a reduction in costs related to the 2004 implementation of the Sarbanes-Oxley Act of 2002 of approximately $5 million.
We believe that our cost savings initiatives will continue to reduce certain administrative costs as we improve efficiencies. However, we anticipate overall higher employee-related costs in 2007 as a result of normal salary increases; the increasing rate of health care costs; and increased share-based compensation expense for restricted stock grants, primarily as a result of the increased amortization due to our adoption of SFAS No. 123 in 2003 and the start of restricted stock grants to middle management in 2003. These increases will only partially be offset by lower pension costs, resulting from higher returns on plan assets, higher discount rates, and our 2005 and 2006 contributions.
Research and Development Expense
We spent $286 million on research and development in 2006, representing a 9% increase from $262 million in 2005. In 2005, we spent $262 million in research and development, a 4% increase from $252 million in 2004. The increases reflect higher employee-related costs as well as new growth initiatives in the Electronic Materials Group, Performance Materials Group and Paint and Coatings Materials businesses.
Interest Expense
Interest expense for 2006 was $94 million, representing a 20% decrease from $117 million in 2005 and a 29% decrease from $133 million in 2004. The primary reason for the decrease was due to lower levels of debt and a lower overall effective interest rate. During 2006, we retired the remaining $100 million of our 7.40% notes due in 2009 and 8.25 billion of Japanese Yen denominated variable rate notes (approximately $70 million at September 30, 2006). During 2005, we retired $400 million in U.S. notes and exchanged 240 million Euro (approximately $284 million at December 31, 2005) in Euro-denominated notes for a more favorable effective interest rate and an extended term.
Amortization of Finite-lived Intangible Assets
Amortization of intangible assets for 2006 was $56 million, virtually unchanged from the $55 million in 2005. In 2005, we recorded amortization for intangible assets of $55 million, a decrease of 5% from $58 million in 2004. The decrease is due to a lower asset base as compared to prior years, resulting primarily from the 2005 impairments of certain finite-lived intangible assets.
Share of Affiliate Earnings, net
In 2006, we recorded affiliate net earnings of $10 million, an 11% increase from $9 million in 2005. The increase was due to increased earnings from an equity affiliate in our Electronic Materials Group.
In 2005, we recorded affiliate net earnings of $9 million, a 50% increase from $6 million in 2004. The increase was primarily due to increased earnings from an equity affiliate in our Electronic Materials Group offset by decreased earnings from affiliates in the Packaging and Building Materials segment.
Restructuring and Asset Impairments
Severance and Employee Benefits
For the year ended December 31, 2006, we recorded approximately $27 million of expense for severance and associated employee benefits associated with the elimination of 329 positions, primarily in our Paint and Coatings Materials and Salt segments, concentrated in North America, and several North American support services functions. Our management approved restructuring initiatives to implement organizational alignments to support our Vision 2010 strategy and to further improve the efficiency of our manufacturing network. The organizational alignments include a more streamlined business structure, and deployment of resources to higher growth markets. The restructuring charge also includes ongoing efficiency initiatives in North American Chemical and Salt businesses. The staffing reductions relate to several of our manufacturing operations and are a direct result of changes in the execution of existing processes and productivity improvements, while support services staffing reductions are made possible as we continue to capitalize on the enhancements achieved through the implementation of our Enterprise Resource Planning system. This charge was offset by $1 million of favorable adjustments to adequately reflect changes in estimates of remaining obligations related to severance payments within our global Graphic Arts business initiative announced in the first quarter of 2006. Offsetting the net 2006 charge were favorable adjustments of $2 million related to severance and employee benefits due to fewer employee separations than originally anticipated offset by $2 million for lease contract obligations related to our 2005 initiatives. The 2006 restructuring initiatives are expected to yield pre-tax savings of $33 million.
For the year ended December 31, 2005, our management approved restructuring initiatives to further improve the efficiency of our manufacturing network and support organization across several of our business segments. The 2005 restructuring initiatives involve the closing or partial shutdown of manufacturing facilities in North America, the United Kingdom and Germany, in addition to a North American research and development facility. Included in the net $19 million restructuring expense for 2005 are provisions for severance and employee benefits of $36 million for 590 employees company-wide, impacting virtually all areas including sales and marketing, manufacturing, administrative support and research personnel. Included in the 2005 restructuring charge were provisions for contract and lease terminations totaling $1 million. Offsetting the 2005 charge were favorable adjustments of $17 million to reduce prior years’ restructuring reserves, primarily related to severance and employee benefits due to fewer employee separations than originally anticipated as some employees were re-deployed and others filled positions left vacant through natural attrition. The 2005 cost savings initiatives are expected to yield pre-tax savings of approximately $35 million annually.
For the year ended December 31, 2004, our management approved restructuring initiatives related to the reorganization of our Paint and Coatings Materials, Packaging and Building Materials and Electronic Materials segments in North America and Europe, which resulted in $33 million of new restructuring charges and affected 500 positions in total. Offsetting the 2004 charge were favorable adjustments of $15 million to reduce prior year restructuring reserves. Included in the 2004 restructuring charge were provisions for contract and lease terminations totaling $1 million. The 2004 restructuring initiatives are expected to result in annual savings of approximately $71 million.
Asset Impairments
For the year ended December 31, 2006, we recognized approximately $3 million of fixed asset impairment charges associated with the restructuring of our global Graphic Arts business within our Packaging and Building Materials segment. This charge was offset by $1 million for sales of previously impaired assets.
For the year ended December 31, 2005, $81 million of asset impairment charges were recognized for the impairment of certain finite-lived intangible and fixed assets across several of our chemical businesses and our Electronic Materials Group. Gains on sales of previously impaired assets offset the total asset impairment charge by $2 million. Of the total impairment charge, $50 million pertained to the impairment of fixed assets, while $31 million was an impairment charge recorded for certain finite-lived intangible assets to adjust their carrying value to their fair value.
For the year ended December 31, 2004, we recorded asset impairment charges of $2 million, which were primarily related to an administrative functions initiative.
Other Income, net
In 2006, net other income increased to $53 million from $43 million in 2005. The increase is primarily attributable to an increase in interest income of $10 million partially offset by an increase in currency losses of $8 million.
In 2005, net other income increased to $43 million from $35 million in 2004. The increase is primarily attributable to an increase of $11 million from lower currency losses, and $8 million of higher interest income. These increases were offset by a $7 million reduction in gains on disposal of real estate.
Year over year increase in interest income is due to higher short-term interest rates and increased average investments in money market funds.
Income Taxes
We recorded a provision for income tax expense of $274 million for the year ended December 31, 2006 reflecting an effective tax rate from continuing operations before minority interest of 26.3% compared to the 27.9% effective rate for earnings in 2005. In 2004, our effective tax rate was 29.1%.
Benefits of the favorable resolution of tax contingencies, refund claims and tax law changes reduced 2006 tax expense by $17 million. During the second quarter of 2005, we recorded net tax reserve and valuation allowance reversals of $28 million resulting from the favorable resolution of prior period tax contingencies due to the completion of prior years’ tax audits. In addition, we recorded changes in valuation allowances and increases in tax reserves for other contingencies. The decreases in the effective tax rates year over year were primarily due to the impact of the changes described above as well as lower taxes on foreign earnings resulting from the increase in foreign tax credits and the permanent reinvestment of certain entities outside the U.S. of foreign earnings, for which no U.S. tax has been provided.

Results of Operations for the Years Ended December 31, 2004 through December 31, 2006 – By Business Segment
SPECIALTY MATERIALS GROUP
The Specialty Materials Group comprises three units that represent the majority of the company’s chemicals business, serving a broad range of end-use markets. Overall sales for this Group (after intersegment elimination) were up 3% in 2006 over the prior year, due to increase demand and higher selling prices. Earnings for 2006 were up 4% over the prior year for this Group.
Overall 2005 sales (after intersegment elimination) for the Specialty Materials Group increased 13% over the prior year period due mainly to higher selling prices, offset slightly by lower overall demand. Earnings in 2005 were up 32% over 2004.
The results for Specialty Materials Group are reported under the three separate reportable segments as follows:
PAINT AND COATINGS MATERIALS
In 2006, net sales from our Paint and Coatings Materials segment were $2,050 million, an increase of 9%, or $162 million, from net sales of $1,888 million in 2005. The sales increase was driven by higher demand, selling prices and growth in all regions, led by growth in the emerging markets of China, India, Turkey, Eastern Europe, Southeast Asia and Latin America. In the decorative coatings markets, we saw strong acceptance of our differentiated low-VOC emulsion products for paint applications.
Earnings from continuing operations were $258 million in 2006 versus prior year earnings of $250 million. The favorable impact of higher volume and selling prices was largely offset by increases in raw material and operating costs, along with increases in selling and research expenses to drive growth initiatives.
In 2005, net sales from our Paint and Coatings Materials segment were $1,888 million, an increase of 16%, or $258 million, from net sales of $1,630 million in 2004. The sales improvement was primarily driven by higher selling prices and to a lesser extent the favorable impact of currencies and slightly higher volumes.
Earnings from continuing operations were $250 million in 2005 versus prior year earnings of $218 million. The earnings improvement was driven by higher selling prices, favorable product mix, and the favorable impact of currencies all of which were partially offset by higher raw material, manufacturing and energy costs, higher selling, administrative and research expenses.
PACKAGING AND BUILDING MATERIALS
In 2006, net sales from our Packaging and Building Materials segment were $1,776 million, an increase of 1%, or $10 million, from net sales of $1,766 million in 2005. The increase reflects the impacts of higher pricing partially offset by lower demand. The overall lower demand reflects prior portfolio adjustments and slowing market growth in North America as the year progressed.
Earnings of $136 million were up $17 million versus earnings of $119 million in 2005. The 2005 results included a charge of $35 million, after-tax, related to the impairment of the synthetic leather business and reserves for a plant closure in Europe. Excluding the impairment charge, earnings declined by $18 million, reflecting, higher raw material costs, lower demand and increased operating costs, partially offset by the impact of a one-time legal settlement, higher selling prices and lower selling and administrative costs.
In 2005, net sales from our Packaging and Building Materials segment were $1,766 million, an increase of 6%, or $106 million, from net sales of $1,660 million in 2004. The increase reflects the impacts of higher pricing and favorable currencies, partially offset by lower demand. The overall lower demand was largely the result of planned portfolio adjustments as we shed low margin business earlier in 2005, along with the impact of our current pricing strategy.

Earnings of $119 million in 2005 increased by $13 million versus the $106 million earned in 2004. The increase in earnings reflects higher selling prices, effective portfolio adjustments, and a more efficient cost structure, partially offset by higher raw material and energy costs.
PRIMARY MATERIALS

	Year Ended December 31,
(in millions)	2006	2005	2004

Total Sales	$1,979	$1,904	$1,429
Elimination of Inter-segment Sales	(1,102)	(1,001)	(690)

Third Party Sales	$877	$903	$739

In 2006, net sales for Primary Materials were $1,979 million, an increase of $75 million, or 4%, from prior year net sales of $1,904 million. Net sales for Primary Materials include sales to our internal downstream monomer-consuming businesses, primarily Paint and Coatings Materials and Packaging and Building Materials, along with sales to third party customers. Sales to external customers decreased 3% to $877 million in 2006 from $903 million in the prior period, primarily due to lower volumes and lower selling prices. Sales to downstream Rohm and Haas specialty businesses were 10% higher due primarily to higher selling prices and slightly higher volumes.
Earnings from continuing operations of $158 million in 2006 decreased from $163 million in 2005. The negative impact on earnings of lower selling prices to third party customers was partially offset by the benefits of slightly higher volumes and improved plant operations. 2005 results included $27 million, after-tax, for expenses associated with unplanned plant outages at our Deer Park facility. Approximately 56% of 2006 Primary Materials earnings were generated on sales to our downstream businesses, as compared to 53% in 2005.
In 2005, net sales for Primary Materials were $1,904 million, an increase of $475 million, or 33%, from prior year net sales of $1,429 million. Sales to external customers increased 22% to $903 million in 2005 from $739 million in the prior period. The increase in sales can be attributed primarily to increased pricing, implemented to offset the dramatic increase in raw material and energy costs, and favorable currencies, offset slightly by lower demand.
Earnings from continuing operations of $163 million in 2005 increased from $78 million in 2004. Increased selling prices more than offset higher raw material, energy and plant operating costs, including $27 million, after-tax, for costs related to unexpected outages at our Deer Park, TX facility in the second and third quarters of 2005. These outages included the precautionary safety shutdown in anticipation of Hurricane Rita.
We anticipate that global monomer supply will increase again during 2007 as a result of new production facilities that have come on line. We expect the supply dynamics to continue to create downward pressure on Primary Materials pricing and margins in the upcoming year.
ELECTRONIC MATERIALS GROUP
Net sales in 2006 for the Electronic Materials business reached $1,564 million, up 17%, or $232 million, versus net sales of $1,332 million in 2005. Demand was strong across all businesses, especially in Asia-Pacific and North America. Sales in advanced technology product lines were up 24% versus the prior year. Sales for Semiconductor Technologies grew 19% in 2006, reflecting continued strength in sales of CMP pads and slurries in all regions along with strong sales of our advanced photoresists and related products both in Asia-Pacific and North America. The Circuit Board Technologies business grew 8% overall in 2006, mainly driven by strength in the Asia-Pacific region. Packaging and Finishing Technologies sales growth of 22% was driven by both Asia-Pacific and North America, with precious metal pass-through sales up significantly due to higher raw material prices. Process sales grew 4% year over year.
Full year earnings of $243 million were up significantly from the $149 million earned in 2005, reflecting increased sales of advanced technology products and continued discipline in cost management. 2006 earnings include a $1 million, after-tax, gain from the reversal of restructuring reserves; 2005 earnings included $20 million, after-tax, for restructuring charges.
In 2005, net sales from Electronic Materials of $1,332 million increased 7%, or $82 million, compared to prior year sales of $1,250 million. The increase reflects improved demand in the semiconductor and related industries, especially in the third and fourth quarters, partially offset by normal price declines in our older product lines. Sales of advanced technology products, such as deep ultra-violet photoresists, anti-reflective coatings and chemical mechanical planarization pads and slurries, increased 12% from the prior year. Sales in Circuit Board Technologies were flat versus the prior period, as continued growth in Asia-Pacific was offset by weaker market conditions in North America and Europe. Sales from Semiconductor Technologies were up 6% compared to 2004 driven by strong demand in Asia-Pacific, partially offset by modest softness in North America and Europe. Sales of CMP pads and slurries have been especially strong in this segment, with the highest growth in Asia-Pacific. Sales from Packaging and Finishing Technologies increased 16% from 2004 on growth in all regions, with precious metal pass-through sales up significantly versus 2004. Process sales grew 2% year over year.
Earnings of $149 million in 2005 increased by 10% compared to $136 million in 2004, primarily due to increased demand for advanced technology products and continued discipline in cost management throughout the business. 2005 earnings include restructuring and asset impairment charges of $20 million, after-tax, compared to $2 million in restructuring charges in 2004, primarily related to the closure of a North American research and development facility in order to increase efficiency by placing the business closer to its customer base.
PERFORMANCE MATERIALS GROUP
In 2006, net sales from Performance Materials Group of $1,134 million were up 6%, or $63 million, from prior year sales of $1,071 million, primarily due to increased demand and higher selling prices, partially offset by unfavorable currencies. The strength in demand reflects improved sales in specialty products and biocides. Sales in Process Chemicals and Biocides increased 5%, reflecting stronger demand across all businesses and regions, as well as higher selling prices, partially offset by unfavorable currencies. Sales for Powder Coatings were up 3% from 2005, reflecting selling price increases and improved product mix, partially offset by lower demand, especially in Europe.
Earnings from continuing operations of $77 million in 2006 were up from $54 million in 2005. 2006 earnings include $5 million, after-tax, in restructuring charges while the comparable charges in 2005 were $14 million, after-tax. Higher selling prices and favorable operating costs more than offset higher raw material costs, increased selling, administrative and research spending to support growth initiatives.
In 2005, net sales from Performance Materials Group of $1,071 million were down 1%, or $7 million, from prior year sales of $1,078 million, primarily due to lower demand, partially offset by selling prices. Sales in Process Chemicals and Biocides increased 1% due to the favorable impact of currencies as well as continued strong demand in the industrial and water markets, Powder Coatings sales decreased 6%, primarily due to lower demand in Europe, the result of softness in the marketplace and share loss. Demand for Powder Coatings in North America was down from the prior period reflecting the ongoing move of downstream customers to the Asia Pacific region. This lower demand was only partially offset by improved pricing, the favorable impact of currency, and modest growth in Asia.
Earnings from continuing operations of $54 million in 2005 were down from $95 million in 2004. The decrease in earnings was driven by lower demand and higher raw material costs, partially offset by higher selling prices and favorable operating costs. In addition, 2005 earnings include $14 million, after-tax, in restructuring charges while there were no comparable charges in 2004.

SALT
For the year 2006, net sales from Salt were $829 million, a decrease of 10% versus prior period net sales of $925 million. The decrease reflects a significant drop in ice control volumes in both the first and fourth quarters of 2006 as a result of mild weather conditions, which significantly lowered demand for highway de-icing salt. Higher selling prices, favorable mix, and a favorable currency impact only partially offset the decline in ice control volume.
Earnings for 2006 of $40 million, which include $4 million, after-tax, in restructuring charges, have decreased by $17 million compared to earnings of $57 million in 2005. Earnings were largely impacted by the unseasonably mild weather and the resulting reduction in ice control volumes. Increases in distribution, production and material costs during 2006 were partially offset by the impact of improved selling prices and favorable mix.
In 2005, net sales for Salt were $925 million, an increase of 12%, or $96 million, over prior year net sales of $829 million. The increase was driven primarily by higher demand in ice control markets due to favorable winter weather in the first and fourth quarters, along with increased selling prices and the positive impact of currency.
Earnings from continuing operations in 2005 were $57 million, an increase of $9 million compared to the $48 million earned in 2004. The favorable impact of ice control volume gains and improved pricing more than offset higher production, distribution and energy costs, as well as the $1 million, after-tax, negative impact of Hurricane Rita.
CORPORATE
For the year ended December 31, 2006, corporate after-tax expenses were $157 million, down from $176 million in 2005. The change was primarily driven by lower interest expense, the absence of prior year charges for a loss on the early extinguishment of debt, an adjustment for share-based compensation, lower environmental remediation charges, and higher interest income, partially offset by higher restructuring and shared service expenses, and the absence of favorable tax reserve and valuation allowance adjustments recognized in 2005.
For the year ended December 31, 2005, corporate after-tax expenses were $176 million, down from $197 million in 2004. The change was primarily driven by an adjustment to tax reserves and tax valuation allowances in conjunction with tax audit settlements, reduced restructuring and shared service expenses, higher interest income, and lower interest expense, all of which more than offset the costs associated with the early extinguishment of debt, an adjustment to share-based compensation, higher environmental remediation charges, the absence of gains on the sale of the remaining interest in our European salt business, and lower insurance recoveries.

LIQUIDITY AND CAPITAL RESOURCES
Overview
One of our key financial policies is to maintain a strong balance sheet with debt levels well-covered by our cash flows. As of December 31, 2006, our company’s debt ratio (total debt in proportion to total debt plus stockholders’ equity) was 34%, down from 36% as of December 31, 2005, and 2006 cash provided by operating activities exceeded 40% of our year-end debt (cash from operating activities in proportion to total debt). Over the next several years, we expect to pursue growth strategies and provide cash returns to our stockholders without unduly stressing these ratios. We intend to employ a balanced approach to cash deployment that will enhance stockholder value through:
•	Reinvesting in core businesses to drive profitable growth through our capital expenditure program;

•	Investing in new platforms that address the growing needs in health, water, energy, and other areas in the developed and developing worlds;

•	Supplementing our organic growth with highly selective bolt-on acquisitions which bring a growth platform technology or geographic supplement to our core businesses;

•	Continuing to pay higher cash dividends to our stockholders (Dividend payouts have increased at an average 10.5% compound annual growth rate since 1978); and

•	Repurchasing shares to improve overall returns to our stockholders.
In the year ended December 31, 2006, our primary source of cash was from operating activities. Our principal uses of cash were reduction of debt, capital expenditures, dividends and stock repurchases. These are summarized in the table below:

	Year Ended
	December 31,
(in millions)	2006	2005

Cash provided by operating activities	$840	$947
Net long-term debt reduction	(159)	(341)
Capital expenditures	(404)	(333)
Dividends	(283)	(250)
Stock repurchases	(264)	(273)
Stock option exercise proceeds	74	82
Our cash flow statement includes the combined results of our continued and discontinued operation for all periods presented.
Cash Provided by Operating Activities
For the year ended December 31, 2006, cash provided by operating activities of $840 million was lower than the $947 million provided for the year ended December 31, 2005. Increased net earnings were offset by an increase in year-end inventory balances and federal and foreign income tax payments. The three key drivers to the inventory increase were a decrease in sales of salt driven by lower demand for ice control salt due to the unreasonably warm weather, an increase in purchases of chemicals by our monomer and polymer businesses to take advantage of favorable propylene prices, coupled with a pronounced slow down in sales in the last 10 days of December across many of our businesses. The increase in federal and foreign income tax payments was due to the increase in pre-tax income from continuing operations, tax payments related to the disposal of the Automotive Coatings business and a reduction in deferred tax expense.
Approximately 56% of 2006 cash provided by operating activities was generated during the second half of the year. This is typical of our seasonality with cash from operating activities concentrated in the third and fourth quarters due to working capital patterns in some of our core businesses, such as Paint and Coatings Materials and Salt, as well as the timing of certain annual payments such as employee bonuses, interest on debt and property taxes, which have been concentrated in the first half of the year. Maintaining strong operating cash flow through earnings and working capital management continues to be an important objective.

Pension Plan and Postretirement Benefit Plan Funding and Liability
Our U.S. ERISA-qualified pension plans represent approximately 73% of our pension plan assets. During 2006, we increased the funding of our U.S. pension and other postretirement employee benefit plans on a tax-deductible basis by voluntarily contributing $149 million to our U.S. pension trust in November 2006. Of this total, $137 million was designated to fund pension benefits and the remaining $12 million to fund retiree health care. We also increased funding of our smaller international pension trusts. Total funding for international plans was approximately $57 million in 2006, over half of which was used to fund shortfalls in our Canadian pension trust. In 2006, we contributed a total of approximately $257 million to our qualified and non-qualified pension plans as well as our postretirement healthcare plans.
We are not required to and therefore do not expect to make contributions to our U.S. pension trust during 2007. We do expect to contribute $79 million to fund both non-U.S. pension and other postretirement plans. Funding requirements for subsequent years are uncertain and will significantly depend on changes in assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plans, and any legislative or regulatory changes affecting plan funding requirements. The company may increase, accelerate, decrease or delay contributions to the plans to the extent permitted by law.
The overall funded status of the pension plans improved significantly during 2006 as the U.S. plans moved from an unfunded status of $163 to a surplus of $104 million. The improvement in our non-U.S. funded level is due to the positive impact of a higher discount rate on projected benefit obligation, coupled with growth in asset base due to higher investment returns and the $137 million contribution made in November 2006.
The unfunded status of the non-U.S. plans decreased from $154 million to $78 million. This improvement in our non-U.S. funded level was primarily attributable to the impact of a higher discount rate on the plans’ projected benefit obligation and higher plan asset values due to increased employer contributions.
Qualified pension expense remained consistent at $85 million for 2005 and 2006, despite the favorable effect of growth in asset levels, as the higher amortization of plan losses attributable to unrecognized losses in 2005 offset these asset driven gains. The unrecognized gain for 2006 will reduce the unrecognized loss being amortized over the average expected future working lifetime of active participants. As of December 31, 2006, the average expected future working lifetime of active plan participants varies by plan and ranged from 6 to 22 years. Actual results for 2007 will depend on the 2007 actuarial valuation of the plan.
Capital Expenditures
We manage our capital expenditures to take advantage of growth and productivity improvement opportunities as well as to fund ongoing environmental protection and plant infrastructure requirements. We have a well defined review procedure for the authorization of capital projects. Capital expenditures in 2006 were higher than prior year expenditures due to several large projects, including projects in the emerging markets, primarily China and Taiwan. Significant capital additions include:
➢ 2006
(1)	Completion of the new research and development center in Shanghai, China;

(2)	Opening of the new CMP Research and Manufacturing Center in Taiwan;

(3)	A project in our Louisville, Kentucky Plant to meet new environmental requirements;

(4)	Expansions in our Qingpu, China and Weeks Island, Louisiana Plants to increase capacity; and

(5)	Construction of new manufacturing facilities in Queratero, Mexico and Chennai, India. Both facilities will be completed in 2007.
➢ 2005
(1)	Construction of a new research and development center in Shanghai, China which was completed in 2006;

(2)	Capacity initiatives within the North American emulsion manufacturing locations;

(3)	Process control systems at our Knoxville, Tennessee facility; and

(4)	Volatile organic compound reduction and quality/capacity improvements at our Chauny, France facility.
➢ 2004
(1)	Process control systems at our Knoxville, Tennessee and Lauterbourg, France plants;

(2)	Security systems in many of our North American Region plants;

(3)	Powder Coatings facility in China; and

(4)	Purchase of bulk shipping terminal assets at our Bristol, Pennsylvania and La Mirada, California sites.
Expenditures for the past three years, categorized by primary purpose of project, are presented below:

(in millions)	2006	2005	2004

Cost savings and infrastructure	$263	$248	$211
Capacity additions and new products	65	61	59
ERP infrastructure	—	—	26
Research facilities and equipment	65	15	16
Capitalized interest cost	11	9	10

Total	$404	$333	$322

Spending for environmental protection equipment included in several of the categories in the table shown above, was $63 million in 2006, $42 million in 2005 and $26 million in 2004. Projected capital expenditures in 2007 of approximately $450 million are expected to be in line with depreciation expense.
Dividends
Common stock dividends have been paid each year since 1927. The payout has increased at an average of 10.5% compound annual growth rate since 1978.

	Dividend Paid	Amount
Year	(Per common share)	(In millions)
2004	$0.97	$217
2005	1.12	250
2006	1.28	283
Share Repurchase Program
In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash. During 2006, we used $264 million of available cash to repurchase 5.7 million of our outstanding shares. As of December 31, 2006, we had repurchased $537 million of our stock or 11.7 million shares under the current authorization.

Liquidity and Debt
As of December 31, 2006, we had $596 million in cash, including restricted cash, and $2,081 million in debt compared with $570 million and $2,195 million, respectively, at December 31, 2005. A summary of our cash and debt balances is provided below:

	December 31,	December 31,
(in millions)	2006	2005

Short-term obligations	$393	$121
Long-term debt	1,688	2,074

Total debt	$2,081	$2,195

Cash and cash equivalents	$593	$566
Restricted cash	3	4

Total	$596	$570

Debt
During 2006, we completed the early retirement of the remaining $100 million of 7.4% notes scheduled to mature on July 15, 2009. The retirement, which was completed in three stages beginning in March 2005, resulted in a loss of $17 million in 2005 and an immaterial gain in 2006. In September of 2006, we retired 8.25 billion of Yen-denominated variable rate notes (approximately $70 million).
At December 31, 2006, we had no commercial paper outstanding. Our short-term debt is primarily composed of local bank borrowings and the current portion of long-term debt for our 6.0% Euro-denominated notes due in March 2007. During 2006, our primary source of short-term liquidity has been cash from operating activities. We expect this to continue with commercial paper and bank borrowings needed to support local working capital needs from time to time. In December 2006, we extended the term of our $500 million revolving credit facility with a syndicated group of banks. This facility is committed until December 2011 and is not contingent upon our credit rating. As of December 31, 2006, we have not drawn down any funds against this facility.
Moody’s and Standard and Poor’s currently rate our senior unsecured long-term debt A-3 and A minus, respectively, with stable outlooks; and our short-term commercial paper, P2 and A2, respectively. In general, we believe these ratings are consistent with the objectives of our long-term financial policies.
Use of Derivative Instruments to Manage Market Risk
We use derivative instruments to reduce volatility arising from conducting our business in a variety of currencies, financing at long- and short-term interest rates and pricing our raw materials at market prices.
During the year ended December 31, 2006, $23 million net cash was expended and $2 million in losses were realized from derivative instruments. As of December 31, 2006, the fair market value of all derivative contracts was a net $10 million after-tax liability compared with a net $23 million after-tax asset at December 31, 2005.
See Notes 1 and 5 to our Consolidated Financial Statements.

Contractual Obligations
The following table provides contractual obligations and commitments for future payments:

(in millions)	Payments due by period
Contractual obligations	Total	Within 1 year	2-3 years	4-5 years	Over 5 years

Long-term debt, including current portion	$1,945	$281	$44	$23	$1,597
Interest on long-term debt	1,925	105	182	180	1,458
Operating leases	174	62	72	40	—
Purchase obligations (1,2)	3,031	1,338	1,252	269	172
Pension and other employee benefit funding (3)	625	79	159	157	230
ESOP Loan Guarantees	146	6	13	16	111
Interest on ESOP Loan Guarantees	118	14	27	24	53

Total contractual cash obligations(4)	$7,964	$1,885	$1,749	$709	$3,621

Notes:

(1)	For our requirements contracts, we have assumed that our existing business segments will require materials and services generally consistent with prior years. The amount of the obligation is based upon either projected requirements or historical spend. Our purchase obligations include raw materials, indirect materials, traffic and logistics, utilities and energy, information technology and communications contracts.

(2)	These obligations include evergreen contracts that renew automatically until specifically cancelled by either party. We have assumed that our evergreen contracts will continue through 2007.

(3)	Forecasting qualified pension plan contributions requires the usage of certain assumptions such as interest rates used to calculate plan liabilities, demographic assumptions used to determine changes in participation, and rates of return on assets; therefore, we feel it is appropriate to only forecast out 5 years due to the uncertainties of the future assumptions. The non-qualified plan and other employee benefits reflect expected future benefit payments, which are forecasted out through 2016. See Note 9 to our Consolidated Financial Statements.

(4)	In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash. As of December 31, 2006, we had repurchased $537 million of our stock or 11.7 million shares under the current authorization.
Trading Activities
We do not have any trading activity that involves non-exchange traded contracts accounted for at fair value.
Unconsolidated Entities
All significant entities are consolidated. Any unconsolidated entities are de minimis in nature and there are no significant contractual requirements to fund losses of unconsolidated entities. See Note 1 to the Consolidated Financial Statements for our treatment of Variable Interest Entities.
Environmental Matters and Litigation
Our chemical operations, as those of other chemical manufacturers, involve the use and disposal of substances regulated under environmental protection laws. Our environmental policies and practices are designed to ensure compliance with existing laws and regulations and to minimize the risk of harm to the environment.
The company has participated in the remediation of waste disposal and manufacturing sites as required under the Superfund and related laws. Remediation is well underway or has been completed at many sites. Nevertheless, the company continues to face government enforcement actions, as well as private actions, related to past manufacturing and disposal and continues to focus on achieving cost-effective remediation where required.

Accruals
We have provided for costs to remediate former manufacturing and waste disposal sites, including Superfund sites, as well as our company facilities. We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for these or similar sites, the liability of other parties, the ability of other Potentially Responsible Parties (“PRPs”) to pay costs apportioned to them and current laws and regulations. Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Balance Sheets. We assess the accruals quarterly and update them as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are presented below:

(in millions)	Balance

December 31, 2004	$137
Amounts charged to earnings	38
Spending	(28)

December 31, 2005	$147
Amounts charged to earnings	25
Spending	(31)

December 31, 2006	$141

Wood-Ridge/Berry’s Creek
The Wood-Ridge, New Jersey site (“Site”), and Berry’s Creek, which runs past this Site, are areas of environmental significance to the Company. The Site is the location of a former mercury processing plant acquired many years ago by a company later acquired by Morton International, Inc. (“Morton”). Morton and Velsicol Chemical Corporation (“Velsicol”) have been held jointly and severally liable for the cost of remediation of the Site. The New Jersey Department of Environmental Protection issued the Record of Decision documenting the clean-up requirements for the manufacturing site in October 2006. The Company has submitted a work plan to implement the remediation, and will enter into an agreement or order to perform the work in early 2007. Our exposure at the Site will depend on clean-up costs and on the results of efforts to obtain contributions from others. Velsicol’s liabilities for Site response costs will be addressed through a bankruptcy trust fund established under a court-approved settlement with Velsicol, and other parties, including the government.
With regard to Berry’s Creek, and the surrounding wetlands, the EPA has issued letters to over 150 PRPs for performance of a broad scope investigation of risks posed by contamination in Berry’s Creek. Performance of this study is expected to take at least six years to complete. The PRPs are in the process of forming a representative group to negotiate with the EPA. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but investigation and cleanup costs, as well as potential resource damage assessments, could be very high and our share of these costs could possibly be material to the results of our operations, cash flows and consolidated financial position.
Other Environmental Expenditures
The laws and regulations under which we operate require significant expenditures for capital improvements, operation of environmental protection equipment, environmental compliance and remediation. Our major competitors are confronted by substantially similar environmental risks and regulations. Future developments and even more stringent environmental regulations may require us to make unforeseen additional environmental expenditures.
Capital spending for new environmental protection equipment was $63 million, $42 million and $26 million in 2006, 2005 and 2004, respectively. Spending for 2007 and 2008 is expected to approximate $65 million and $33 million, respectively. Capital expenditures in this category include projects whose primary purposes are pollution control and safety, as well as environmental projects intended primarily to improve operations or increase plant efficiency. Capital spending does not include the cost of environmental remediation of waste disposal sites.
The cost of managing, operating and maintaining current pollution abatement facilities was $151 million, $153 million and $133 million in 2006, 2005 and 2004, respectively, and was charged against each year’s earnings.

Climate Change
There is an increasing global focus on issues related to climate change and particularly on ways to limit and control the emission of greenhouse gases, which are believed to be associated with climate change. Some initiatives on these topics are already well along in Europe, Canada and other countries, and related legislation has passed or is being introduced in some U.S. States.
The Kyoto Protocol to the United Nations Framework Convention on Climate Change was adopted in 2005 in many countries. For instance, the European Union has a mandatory Emissions Trading Scheme to implement its objectives under the Kyoto Protocol. Four of our European locations currently exceed the threshold for participation in the EU Emissions Trading Scheme pursuant to the Kyoto Protocol and are currently implementing the requirements established by their respective countries. We are very much aware of the importance of these issues and the importance of addressing greenhouse gas emissions.
Due to the nature of our business, we have emissions of carbon dioxide (CO2) primarily from combustion sources, although we also have some minor process by-product CO2 emissions. Our emissions of other greenhouse gases are infrequent and minimal as compared to CO2 emissions. We have therefore focused on ways to increase energy efficiency and curb increases in greenhouse gas emissions resulting from growth in production in addition to lowering the energy usage of existing operations. Although the general lack of specific legislation prevents any accurate estimates of the long-term impact on the Company, any legislation that limits CO2 emissions may create a potential restriction to business growth by capping consumption of traditional energy sources available to all consumers of energy, including Rohm and Haas. Capping consumption could result in: increased energy cost, additional capital investment to lower energy intensity and rationed usage with the need to purchase greenhouse gas emission credits. We will continue to follow these climate change issues, work to improve the energy efficiencies of our operations, work to minimize any negative impacts on company operations and seek technological breakthroughs in energy supply and efficiency.
Litigation
We are involved in various kinds of litigation, principally in the United States. We strive to resolve litigation where we can through negotiation and other alternative dispute resolution methods such as mediation. Otherwise, we vigorously defend lawsuits in the Courts.
Significant litigation is described in Note 26 to the Consolidated Financial Statements, but we will comment here on several recent legal matters.
In November 2006, a complaint was filed in the United States District Court for the Western District of Kentucky by individuals alleging that their persons or properties were invaded by particulate and air contaminants from our Louisville plant. The complaint seeks class action certification alleging that there are hundreds of potential plaintiffs residing in neighborhoods within two miles of the plant. We have not yet been served with the complaint.
In April 2006 and thereafter, lawsuits were filed against Rohm and Haas claiming that the Company’s Ringwood, Illinois plant contaminated groundwater and air that allegedly reached properties a mile south of the plant site. Also sued were the owner of a plant site neighboring our facility and a company which leases a portion of our facility. An action brought in federal court in Philadelphia, Pennsylvania seeks certification of a class comprised of the owners and residents of about 500 homes in McCullom Lake Village, seeking medical monitoring and compensation for alleged property value diminution, among other things. In addition, lawsuits were filed in the Philadelphia Court of Common Pleas by sixteen individuals who claim that contamination from the plants has resulted in cancer (primarily of the brain). We believe that these lawsuits are without merit and we intend to defend them vigorously.
Rohm and Haas, Minnesota Mining and Manufacturing Company (3M) and Hercules, Inc. have been engaged in remediation of the Woodland Sites (“Sites”), two waste disposal locations in the New Jersey Pinelands, under various NJDEP orders since the early 1990s. Remediation is complete at one site and substantially complete at the other. In February 2006, a lawsuit was filed in state court in Burlington County, New Jersey by NJDEP and the Administrator of the New Jersey Spill Compensation Fund against these three companies and others for alleged natural resource damages relating to the Sites. In June 2006, after the lawsuit was served, the defendants filed a notice of removal of the action to the federal court in Camden, New Jersey. This lawsuit presents significant legal and public policy issues, including the fundamental issue of whether there are any “damages”, and the Company intends to defend it vigorously.

In late January 2006, Morton Salt was served with a Grand Jury subpoena in connection with an investigation by the Department of Justice into possible antitrust law violations in the “industrial salt” business. Neither Morton Salt, nor any Morton Salt employee has been charged with any wrongdoing. We are cooperating fully with the governmental investigation.
Acquisitions and Divestitures
Significant acquisitions and divestitures are discussed in Note 2 to the Consolidated Financial Statements.
Working Capital
For 2006, working capital increased by 11 days as compared to 2005. There were three key drivers of this increase. First, there was inventory build-up in Salt driven by low demand for salt for ice control due to abnormally mild weather. Second, we chose to build up inventory with the Monomer and Polymer businesses to take advantage of below trend-line propylene prices. Finally, in late December, we saw a pronounced slowdown in shipments across many of our businesses, to levels well below our forecasts, that further added to inventories.
Details about two major components of working capital at the end of 2006 and 2005 are summarized below:

(millions)	2006	2005

Inventories
Year-end balance	$984	$798
Annual turnover	6.5x	6.7x

Days cost of sales in ending inventory	62	52

Customer receivables, net
Year-end balance	$1,316	$1,269
Annual turnover	6.2x	6.0x

Days sales outstanding	58	57

Notes:

•	Days sales outstanding were calculated by dividing ending net customer receivables by daily sales for the fourth quarter.

•	Days cost of sales in ending inventory was calculated by dividing ending inventory by daily cost of sales for the fourth quarter.

•	For customer receivables, annual turnover figures are calculated by dividing annual sales by the average customer receivables balance.

•	For inventories, annual turnover figures are calculated by dividing cost of goods sold by the average inventory balance.
Asset Turnover equals sales divided by average year-end assets. Asset turnover was 0.9x in 2006, 0.8x in 2005 and 0.7x in 2004.

ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT YET ADOPTED
Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the Financial and Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value in an attempt to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that election within the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements.” We are currently assessing the impact to our Consolidated Financial Statements.
Accounting for Planned Major Maintenance Activities
In September 2006, the FASB issued Staff Position (FSP) AUG AIR-1, which addresses the accounting for planned major maintenance activities. The FASB believes that the accrue-in-advance method of accounting for planned major maintenance activities results in the recognition of liabilities that do not meet the definition of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements,” because it causes the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods beginning January 1, 2007. We do not believe it will have a material impact to our Consolidated Financial Statements.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued in 2008. We are currently assessing the impact to our Consolidated Financial Statements.
Accounting for Uncertainty in Income Taxes
In July 2006, the FASB issued Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an enterprise’s tax return. This interpretation also provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition of tax positions. The recognition threshold and measurement attribute is part of a two-step tax position evaluation process prescribed in FIN No. 48. FIN No. 48 is effective after the beginning of an entity’s first fiscal year that begins after December 15, 2006. We will adopt FIN No. 48 as of January 1, 2007. We are currently assessing the impact to our Consolidated Financial Statements.
Accounting for Servicing of Financial Assets
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets an Amendment of FASB Statement No. 140.” SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 is effective after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS No. 156 as of January 1, 2007, and do not believe it will have a material impact to our Consolidated Financial Statements.

Certain Hybrid Financial Instruments
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. In addition, SFAS No. 155 clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS No. 155 as of January 1, 2007, and we will apply the provisions of SFAS No. 155 if and when required.
Item 7A: Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk from changes in foreign currency exchange rates, interest rates and commodity prices since we denominate our business transactions in a variety of foreign currencies, finance our operations through long- and short-term borrowings, and purchase raw materials at market prices. As a result, future earnings, cash flows and fair values of assets and liabilities are subject to uncertainty. Our operating and financing plans include actions to reduce this uncertainty including, but not limited to, the use of derivative instruments.
We have established policies governing our use of derivative instruments. We do not use derivative instruments for trading or speculative purposes, nor are we a party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party risk by entering into derivative contracts only with major financial institutions of investment grade credit rating and by limiting the amount of exposure to each financial institution. The terms of certain derivative instruments contain a credit clause where each party has a right to settle at market if the other party is downgraded below investment grade. As of December 31, 2006, the fair market value of all derivative contracts in our Consolidated Balance Sheet was a net liability of $15 million pre-tax. All of these contracts were with investment grade financial institutions.
We enter into derivative contracts based on economic analysis of underlying exposures, anticipating that adverse impacts on future earnings, cash flows and fair values due to fluctuations in foreign currency exchange rates, interest rates and commodity prices will be offset by the proceeds from and changes in the fair value of the derivative instruments. Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings, cash flows and fair values.
Sensitivity analysis is used as a primary tool in evaluating the effects of changes in foreign currency exchange rates, interest rates and commodity prices on our business operations. The analyses quantify the impact of potential changes in these rates and prices on our earnings, cash flows and fair values of assets and liabilities during the forecast period, most commonly within a one-year period. The ranges of changes used for the purpose of this analysis reflect our view of changes that are reasonably possible over the forecast period. Fair values are the present value of projected future cash flows based on market rates and chosen prices.
Foreign Exchange Rate Risk
Our products are manufactured and sold in a number of locations around the world. We generate revenues and incur costs in a variety of European, Asian and Latin American currencies. Additionally, we finance operations outside of the United States in local currencies. Our diverse base of local currency costs, financings, and foreign exchange option, forward and swap contracts will partially counterbalance the impact of changing foreign currency exchange rates on revenues, earnings, cash flows and fair values of assets and liabilities. Nevertheless, when those anticipated transactions are realized, actual effects of changing foreign currency exchange rates could have a material impact on earnings and cash flows in future periods.

Short-term exposures to changing foreign exchange rates are primarily due to operating cash flows denominated in foreign currencies and transactions denominated in non-functional currencies. Known and anticipated exposures are covered by using foreign exchange option, forward and swap contracts. Our most significant foreign currency exposures are related to our operations in Germany, France, Italy, the Netherlands, the United Kingdom, Sweden, Switzerland, Brazil, Mexico, Canada, Japan, Taiwan, China and Australia. We estimate that an instantaneous 10% depreciation in all the currencies of these countries from their levels against the dollar as of December 31, 2006, with all other variables held constant, would increase the fair value of foreign currency hedging contracts held at December 31, 2006 by $137 million; a 10% appreciation of these currencies would decrease the fair market value by $120 million. This estimate is based on market conditions as of December 31, 2006, without reflecting the effects of underlying anticipated transactions.
Interest Rate Risk
We are exposed to changes in interest rates primarily due to our financing, investing and cash management activities, which include long- and short-term debt to maintain liquidity and fund business operations. A 50 basis point increase in interest rates would reduce the fair value of short- and long-term debt by $79 million, net of derivative contracts outstanding as of December 31, 2006. A 50 basis point decrease in interest rates will increase the fair value by $114 million. However, such changes in fair values would not have a material impact on our earnings per share or cash flows as the majority of our debt obligations at December 31, 2006 consisted of fixed rate instruments. A 50 basis point movement is equivalent to approximately 8% of the weighted average rate on our worldwide debt.
Commodity Price Risk
We purchase certain raw materials and energy sources such as natural gas, propylene, acetone, butanol and styrene under short- and long-term supply contracts. The purchase prices are generally determined based on prevailing market conditions. Changing raw material and energy prices have had material impacts on our earnings and cash flows in the past, and will likely continue to have significant impacts on earnings and cash flows in future periods. Commodity derivative instruments are used to reduce portions of commodity price risks. A 25% increase in the underlying commodity price would increase the fair value of commodity derivative instruments by $1 million. A 25% decrease in the underlying commodity price would decrease the fair value of commodity derivative instruments by $1 million.